UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 29, 2006

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2006, Smart Online, Inc. ("Smart Online"), Smart CRM, Inc. ("Smart CRM") a wholly-owned subsidiary of Smart Online, and Alliance Technologies, Inc. ("Alliance") executed and delivered an Asset Purchase Agreement pursuant to which Alliance acquired substantially all of the assets of Smart CRM. The terms of the transaction are described under Item 2.01 of this Form 8-K.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The Smart CRM assets sold to Alliance included the traditional SFA/CRM application developed and sold by Smart CRM and its predecessor in interest, Computility, Inc. ("Computility"). Smart Online retained all rights relating to the derivative software-as-a-service application developed by Smart Online with Smart CRM and incorporated into its OneBiz platform. The other assets sold included substantially all of the fixed assets and computer hardware and software of Smart CRM, and certain identifiable intangible assets, including technology, customer bases, and common law trademarks relating to Computility. Further, Alliance agreed to hire substantially all of the employees of Smart CRM following the asset sale, with the exception of two key employees who will remain working with Smart Online.

In consideration for the transfer of these assets, Alliance paid Smart Online $600,000 in cash and assumed approximately $1.7 million in total liabilities related to Smart CRM, including all liabilities associated with the factoring activity of Smart CRM, for total compensation of approximately $2.3 million. In exchange, Alliance received assets valued at approximately $1.7 million, resulting in a gain on sale of approximately $640,000 for Smart Online.

In addition, two key employees of Smart CRM entered into consulting and non-compete agreements with Alliance. Under these agreements, each key employee will provide certain consulting services to Alliance to assist with the transition of the purchased assets. Both key employees are prohibited from competing with Alliance with regard to the business assoicated with the assets purchased, but each is specifically allowed to continue his employment with Smart Online. In exchange, each key employee will receive a payment from Alliance of $50,000.

Smart Online and an entity controlled by the same key employees also entered into an agreement whereby this entity was to be paid $55,000 upon the closing of the asset sale described herein for assistance with identifying Alliance as an acquiror of the assets.

There is no relationship between Smart Online, Smart CRM and their affiliates, and Alliance and its affiliates.

Item 2.06 Material Impairments.

Smart Online acquired the assets of Computility in October of 2005. As a result of the sale of substantially all of the assets of Smart CRM, Smart Online concluded on September 29, 2006 that, in accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," it was required to test the impairment of the goodwill resulting from the acquisition of Computility. At this time, Smart Online is unable to make a good faith determination of an approximate amount or range of amounts of this impairment charge, or if any such charge is required. The impairment will not result in any future cash expenditures by either Smart Online or Smart CRM.

Item 8.01 Other Events.

On October 3, 2006, the Company issued a press release, a copy of which is attached as Exhibit 99.2, announcing its engagement of Ethical Advocates, Inc. to assist with anonymous incident reporting as part of Smart Online's continuous effort to improve its internal controls and procedures and to comply with Section 301 of the Sarbanes-Oxley Act of 2002.

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

99.1 Unaudited Pro Forma Financial Statements for period ending June 30, 2006.

(d) Exhibits.

99.2 Press Release, dated October 3, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

October 5, 2006	By:	/s/ Nicholas A. Sinigaglia

Name: Nicholas A. Sinigaglia
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Unaudited Pro Forma Financial Statements for period ending June 30, 2006.
99.2	Press Release, dated October 3, 2006.